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                                                                    EXHIBIT 12.1

                       SERVICE CORPORATION INTERNATIONAL

                       RATIO OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)

                                                                                                       SIX MONTHS
                                                    TWELVE MONTHS ENDED DECEMBER 31,                 ENDED JUNE 30,
                                        --------------------------------------------------------   -------------------
                                          1999        2000        2001        2002        2003        2003      2004
                                        --------   ----------  ----------  ----------   --------   ---------- --------
                                                   (RESTATED)  (RESTATED)  (RESTATED)              (RESTATED)
Earnings:
Income (loss) from continuing
  operations before income taxes and
  cumulative effects of accounting
  changes.............................  $(70,266)  $(465,933)  $(418,617)  $(119,850)   $111,219   $ 91,194   $ 79,302
Undistributed income of less than 50%
  owned equity investees..............       267      (2,510)       (939)         --          --         --         --
Minority interest in income of
  majority owned subsidiaries with
  fixed charges.......................    (1,490)        408        (799)        706         715        286        310
Add: fixed charges as adjusted (from
  below)..............................   274,654     318,204     241,859     180,589     162,348     82,704     77,107
                                        --------   ---------   ---------   ---------    --------   --------   --------
                                        $203,165   $(149,831)  $(178,496)  $  61,445    $274,282   $174,184   $156,719
                                        ========   =========   =========   =========    ========   ========   ========
Fixed charges:
  Interest expense:
    Corporate.........................  $234,476   $ 273,723   $ 204,751   $ 153,770    $133,497   $ 68,459   $ 61,838
    Financial services................    11,805       8,833          --          --          --         --         --
    Capitalized.......................     1,430           1          --          --          --         --         --
  Amortization of debt cost...........     1,954       6,392       6,106       7,102       9,237      4,674      4,942
  1/3 of rental expense...............    26,419      29,256      31,002      19,717      19,614      9,571     10,327
                                        --------   ---------   ---------   ---------    --------   --------   --------
  Fixed charges.......................   276,084     318,205     241,859     180,589     162,348     82,704     77,107
  Less: Capitalized interest..........    (1,430)         (1)         --          --          --         --         --
                                        --------   ---------   ---------   ---------    --------   --------   --------
  Fixed charges as adjusted...........  $274,654   $ 318,204   $ 241,859   $ 180,589    $162,348   $ 82,704   $ 77,107
                                        ========   =========   =========   =========    ========   ========   ========
Ratio (earnings divided by fixed
  charges)............................         A           A           A           A        1.69       2.11       2.03
                                        ========   =========   =========   =========    ========   ========   ========

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A. Due to the losses from continuing operations before income taxes and cumulative effects of accounting changes in the twelve months ended December 31, 1999, 2000, 2001 and 2002, the ratio coverage was less than 1:1, in order to achieve a coverage of 1:1, the Company would have had to generate additional income of $72,919, $468,036, $420,355 and $119,144 for the years ended December 31, 1999, 2000, 2001 and 2002, respectively.